Filed Pursuant to Rule 424(b)(2)

File No. 333-180989

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series L, Floating Rate Notes	$100,000,000	$13,640

(1)

The total filing fee of $13,640 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 4 dated January 16, 2013

(to Prospectus Supplement dated May 25, 2012

and Prospectus dated April 27, 2012)

WELLS FARGO & COMPANY

Medium-Term Notes, Series L

Floating Rate Notes

Aggregate Principal Amount Offered:	$100,000,000

Trade Date:	January 16, 2013

Original Issue Date (T+5):	January 24, 2013

Stated Maturity Date:	January 24, 2018

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from January 24, 2013

Agent Discount (Gross Spread):	0.35%

All-In Price (Net of Agent Discount):	99.65%, plus accrued interest, if any, from January 24, 2013

Net Proceeds	$99,650,000

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+60 basis points

Base Rate:	LIBOR

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2013 and ending October 24, 2017

Interest Payment Dates:	Each January 24, April 24, July 24 and October 24, commencing April 24, 2013, and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.60%, determined two London banking days prior to January 24, 2013

Listing:	None

Agent:		Principal Amount

	Wells Fargo Securities, LLC	$ 100,000,000

	Total:	$ 100,000,000

Plan of Distribution:	On January 16, 2013, Wells Fargo & Company agreed to sell to the Agent, and the Agent agreed to purchase, the notes at a purchase price of 99.65%, plus accrued interest, if any, from January 24, 2013. The purchase price equals the issue price of 100.00% less an underwriting discount of 0.35% of the principal amount of the notes.

Certain U.S. Federal Income Tax Consequences:	Legislation was enacted in 2010, contained in Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, that will impose a 30% withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the Department of Treasury (“Treasury”) to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners. The legislation also generally imposes a 30% withholding tax on withholdable payments to a non-financial foreign entity unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include payments of interest (including original issue discount) with respect to notes from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest from sources within the United States, unless the payments of interest or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. As enacted, these withholding and reporting obligations generally apply to payments made after December 31, 2012 with respect to any notes other than notes outstanding on March 18, 2012. Under proposed Treasury regulations and administrative guidance, these withholding and reporting requirements with respect to interest will be delayed until January 1, 2014, and withholding on gross proceeds will be delayed until January 1, 2017. Further, withholding will not apply to notes outstanding on January 1, 2013, unless such notes undergo a significant modification after that date. The proposed Treasury regulations are proposed to be effective on the date of publication of the adoption of the regulations as final regulations. Investors are urged to consult their own tax advisors regarding the application of the legislation and proposed regulations to the notes.

Additional tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BFH8

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